EX-28.h.14

EXECUTION

AMENDMENT TO FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is made as of August 6, 2024 (the “Effective Date”), by and between BRIDGEWAY FUNDS, INC. on behalf of each series listed on Exhibit A, as amended from time to time, (each a “Series”) severally and not jointly. and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.

BNY and certain of the Series are parties to that certain Fund Administration and Accounting Agreement dated as of February 26, 2016 (as amended to date, the “Agreement”), relating to BNY’s provision of services to each Series listed on Exhibit A to the Agreement, as such Exhibit A may be amended from time to time.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.  Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.  Miscellaneous

(a)   Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)   As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)   The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)   The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)   This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the Effective Date. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BRIDGEWAY FUNDS, INC.

On behalf of each of its Series identified on Exhibit A attached hereto

By: /s/ Deborah Hanna
Name: Deborah Hanna
Title: Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Jessica Strub
Name: Jessica Strub
Title: Relationship Manager

EXHIBIT A

(Amended and Restated as of August 6, 2024)

Aggressive Investors 1 Fund

Ultra Small Company Fund

Ultra Small Company Market Fund

Small Cap Value Fund

Managed Volatility Fund

Omni Small Cap Value Fund

Global Opportunities Fund

4